WIND PROJECT AGREEMENT

This WIND PROJECT AGREEMENT ("Agreement") is made and entered on JULY 9th, 2009 ("Effective Date") by and between Johnny Eugene Leathers, a single man "Owner"), and Nacel Energy Corporation, a Wyoming corporation (together with it successors and assigns, "Grantee") (Owner and Grantee the "Parties" and each a "Party").

Section 1. Basic business terms and certain definitions. The following terms will have the meanings below as such terms are used in this Agreement:

"Commercial Operations Date" The first day that all wind turbines to be installed in the Project (defined below) deliver electricity in commercial quantities (excluding test energy) to the power purchaser.

"Evaluation Period" The period starting on the Effective Date and continuing until the earliest of (a) 5 (five) years after the Effective Date, (b) the first day of the Operating Period (defined below), or (c) the termination of this Agreement as provided for in this Agreement.

Grantee will have the option and right to extend the Evaluation Period for three additional, consecutive one (1) year periods by giving Owner notice of extension at any time more than sixty (60) days before the applicable expiration of the Evaluation Period.

"Evaluation Fee" An annual payment of four dollars ($4.00) per acre per year for all land that comprises the Property. The initial Evaluation Fee payment will be made within thirty (30) days after the later of the Effective Date or Owner's execution.

"Evaluation Systems" All equipment and improvements for conducting Monitoring Activities as Grantee determines in its sole discretion are necessary or useful, including, without limitation: anchors; concrete pads; fences; footings; foundations; maintenance and security systems; towers (aka anemometer or meteorological towers or masts); wind measuring and monitoring devices and instruments; wires; and, buildings to house, operate, protect, and otherwise facilitate Grantee's Monitoring Activities.

"Gross Revenue" All gross receipts actually received by Grantee from the sale of electricity generated by wind turbines located on the Property (excluding the sale of electricity generated in connection with testing) and from the sale of any certificates for RPS, renewable energy, or greenhouse gas reduction, less any sales taxes and similar amounts payable to any governmental taxing authority and congestion, imbalance, integration, transmission, wheeling and other similar charges (if any) payable by Grantee to an interconnecting utility, regional transmission organization, or other entity or person not affiliated with Grantee in connection with such sale.

Gross Revenue does not include, by example: receipts from Wind Systems located on other property; any investment tax credits, production tax credits, or other tax credits or benefits; or, any proceeds from the financing, lease, sale, or other disposition of any Wind Systems or any interest in this Agreement or the Project.

"Index"	The Consumer Price Index --Seasonally Adjusted U.S. City Average for all Items for all Urban Consumers, ""CPI-U"", of the Bureau of Labor Statistics of the United States Department of Labor, (Base Period 1982-84=100). Base Period 1982-84=100 (the "Index").
"Installation Fee"	One (1) time payment of two thousand five hundred dollars ($2,500.00) for each nameplate megawatt of wind turbine capacity installed on the Property.
"Met Tower Fee"	One-thousand dollars ($1,000.00) each year during which a meteorological tower is located on the Property.
"Monitoring Activities"	All actions, studies, and tests related to the evaluation and investigation by Grantee of the suitability of the Property for inclusion in the Project (defined below) and Grantee's other related business purposes, all as Grantee determines in its sole discretion are necessary or useful, including, without limitation: (a) inspecting and surveying the Property; performing avian studies; performing archaeological and geologic studies and tests; performing environmental studies; and, performing soils studies and tests; and, (b) the Operation (defined below) of Evaluation Systems for the purpose of: evaluating, measuring, and monitoring wind and weather conditions; conducting evaluations of wind resources; and, conducting meteorological studies and tests.
"Notice of Exercise"	Notice from Grantee to Owner exercising its right to start the Operating Period. Owner authorizes Grantee to record the Notice of Exercise; however, Grantee's failure to record the Notice of Exercise will not affect Grantee's rights under this Agreement.
"Operate" and "Operation(s)"	The access, construction, erection, expansion, installation, maintenance, operation, ownership, relocation, removal, repair, replacement, testing, upgrade, and use of Wind Systems, all as Grantee determines in its sole discretion are necessary or useful in connection with the Project at any time.
"Operating Period"	The period starting on the earlier of (a) the date of the Notice of Exercise or (b) the Commercial Operations Date and continuing until the earlier of (c) thirty (30) years after the Commercial Operations Date or (d) the termination of this Agreement as provided for in this Agreement; provided, however, this Agreement will automatically terminate if the Commercial Operations Date is not reached within four (4) years after the date of the Notice of Exercise. Except in the case of (e) termination as provided for in this Agreement or (f) if the Commercial Operations Date is not reached within four (4) years after the Notice of Exercise, Grantee will have the option and right to extend the Operating Period for two (2) additional, consecutive ten (10) year periods by giving Owner notice of extension at any time more than sixty (60) days before the applicable expiration of the Operating Period.

"Operating Fee"	An annual payment of two-thousand five hundred dollars ($2,500.00) for each nameplate megawatt of wind turbine capacity installed on the Property. The Operating Fee will adjust each year based on the prior year's change in the Index, but not to exceed an increase of more than three percent (3%) per year.
"Project"	The wind energy conversion project (or portion of such project, if applicable) to be developed and owned by Grantee on the Property and/or on other properties within the county, state and/or locality in which the Property is located.
"Property"	The Property will include that certain real property located in Donley County, State of Texas, which is more particularly described in the attached Exhibit A.
"Royalty Percentage"	Four percent (4.00 %) of Gross Revenue during years one (1) through year ten (10) of the Operating Period Five percent (5.00%) of Gross Revenue during years eleven (11) through year fifteen (15) of the Operating Period Six percent (6.00%) of Gross Revenue during years sixteen (16) through year twenty (20) of the Operating Period Subject to Section 5.4(a), the Royalty Percentage during the years twenty-one (21) through thirty (30) of the Operating Period will not be less than six and one-half percent (6.50%) of Gross Revenue and will not be greater than seven and one-half (7.50%) of Gross Revenue.
"Substation Fee"	One (1) time payment of five-thousand dollars ($5,000.00) for each substation or interconnection facility installed on the Property by Grantee.
"Term"	The period starting on the Effective Date and continuing until the earliest of (a) the end of the Operating Period (including any extension) or (b) the termination of this Agreement as provided for in this Agreement, unless extended by written agreement of the Parties.
"Transmission Fee"	One (1) time payment of forty dollars ($40.00) per Rod for any above-ground high-voltage transmission lines installed on the Property by Grantee.
"Wind Energy Conversion and Transmission Systems"	All equipment and improvements for the conversion of wind energy into electricity and/or the transmission of electricity as Grantee determines in its sole discretion are necessary or useful in connection with the Project, including, without limitation: anchors; buildings for guest, maintenance, office, security, and storage purposes: cables; collection facilities; concrete batch plant; concrete pads; electrical transmission lines (above ground and underground, high-voltage, and otherwise); energy storage devices, equipment, and facilities; fences; footings; foundations; interconnection facilities; roads; staging areas; substation facilities; switching facilities; towers; trenches; wires, wind turbines; and, other power production equipment.

"Wind Systems" All Evaluation Systems and/or Wind Energy Conversion and Transmission Systems, as applicable.

Section 2. Grant of license

2.1 Exclusive license. For the Evaluation Period, Owner conveys and grants Grantee an exclusive lease, license, privilege, and/or right (however is broadest) across, on, over, and under the Property for Grantee and its agents, contractors, employees, Lenders (as defined in Section 9), permittees, suppliers, and vendors to access and use the Property for the purpose of performing Monitoring Activities.

2.2 Non-exclusive rights during Evaluation Period. For the Evaluation Period, Owner conveys and grants Grantee a non-exclusive lease, license, privilege, and/or right (however is broadest) across, on, and over any and all access routes (whether in the nature of an appurtenance, easement, heridatement, lease, license, privilege, right of entry, or right of way) belonging to, benefiting, or inuring to the benefit of Owner or the Property (whether part of the Property or otherwise) for purposes of ingress and egress to and from the Property and the Project (including to and from other property that is part of the Project).

Section 3. Grant of easements.

3.1 Exclusive easement. For the Operating Period, Owner conveys and grants Grantee an exclusive easement, lease, license, right, and/or privilege (however is broadest) across, on, over, and under the Property for Grantee and its agents, contractors, employees, Lenders , permittees, suppliers, and vendors to access and use the Property for the purpose of Operation of Wind Systems.

3.2 Non-exclusive rights during Operating Period. For the Operating Period, Owner conveys and grants Grantee a non-exclusive easement, lease, license, privilege, and/or right (however is broadest) across, on, and over any and all access routes (whether in the nature of an appurtenance, easement, heridatement, lease, license, privilege, right of entry, or right of way) belonging to, benefiting, or inuring to the benefit of Owner or the Property (whether part of the Property or otherwise) for purposes of ingress and egress to and from the Property and the Project (including to and from other property that is part of the Project).

3.3 Rights in gross. The easements and other rights Owner conveys and grants by this Agreement are in "gross" and are personal to Grantee and its successors and assigns as the grantee of such easements and other rights.

Section 4. Certain matters relating to rights granted. In connection with the rights conveyed and granted under this Agreement, the Parties agree:

4.1 Meeting with Owner. Before the initial Operation (i.e. installation) of Wind Systems on the Property, Grantee will use reasonable efforts to meet with Owner to discuss the proposed locations of the Wind Systems ("Proposed Locations") and will consider Owner's comments with regard to the Proposed Locations. Grantee will use reasonable efforts to install the Wind Systems in locations consistent with Owner's comments; provided, however, Owner acknowledges and agrees Grantee will determine the location of the Wind Systems in its sole discretion and will not be obligated to install Wind Systems in locations consistent with Owner's comments. Notwithstanding the foregoing, Grantee will not locate, place, or position any part of the Wind Systems within seven hundred (700) feet of any occupied residence existing on the Property as of the date of Grantee's determination of such proposed location(s).

4.2 Access roads. Grantee may Operate access roads across, on, and over the Property for the transportation of equipment, material, tools, workers, and other items necessary or useful for the Operation of the Project (including the Operation of Wind Systems located on the Property or otherwise). Subject to 4.1, the location of such access roads will be determined by Grantee in its sole discretion.

4.3 Waiver of setback requirements. Owner consents to Grantee's location of Wind Systems at any location on the Property and on any adjacent properties, including at or near the property lines (except as set forth in 4.1). If any private agreement or restriction, or any law, ordinance, or rule of any governmental agency, imposes setback requirements or otherwise restricts the location of any Wind Systems on the Property, on any properties adjacent to the Property, or along or near property lines of the Property, Owner will cooperate with and use commercially reasonable efforts to assist Grantee in obtaining waivers or variances from such requirements and will execute all further documents evidencing Owner's agreement to the elimination of such setback requirements. This Section will survive the termination of this Agreement.

Section 5. Payments to Owner.

5.1 Evaluation Fee. Starting on the Effective Date and on or before each anniversary of the Effective Date until the Commercial Operation Date, Grantee will pay Owner the Evaluation Fee. The Evaluation Fee for partial years will be prorated based on the number of days elapsed during any such partial year, and Grantee may offset any unused portion of such fee against any future payments payable by Grantee to Owner.

5.2 Installation Fee. Grantee will pay Owner the Installation Fee within thirty (30) days after the Commercial Operations Date. In the case of subsequent expansion of the Project on the Property or increase in the total nameplate capacity of wind turbines installed on the Property, Grantee will pay the applicable, additional Installation Fee. No additional Installation Fee will be due in the case of replacement of wind turbines or repowering of the Project that does not increase the total nameplate capacity of wind turbines installed on the Property. The Installation Fee constitutes complete and full compensation to Owner for the Term for removing from Owner's use the parts of the Property upon which Wind Systems are located and for the damage to those parts of the Property. No other amounts will be due Owner related to the placement of Wind Systems on the Property.

5.3 Operating Fee. On or before January 15th of each year during the Operating Period, Grantee will pay Owner the Operating Fee (if any) for the prior calendar year. The Operating Fee for partial years will be prorated based on the number of days elapsed during any such partial year, and Grantee may offset any unused portion of such fee against any future payments payable by Grantee to Owner.

5.4 Royalty payment. If in any calendar year during the Operating Period the Royalty Percentage from wind turbines located on the Property exceeds the Operating Fee, Grantee will pay such excess to Owner as a royalty payment. Royalty payments are due on or before February 15th of each calendar year after the calendar year for which the Operating Fee in question was paid. At Owner's cost, one (1) time per year during the Operating Period and by appointment during normal business hours scheduled no less than two (2) weeks in advance, Owner may at Grantee's offices inspect the utility statements received by Grantee for the purpose of verifying the royalty payments due under this Agreement. Information reviewed by Owner will be subject to the confidentiality provisions of this Agreement.

(a) Determination of Royalty Payment for years twenty-one (21) through fifty (50). The Parties shall meet no earlier than five (5) years and no later than one hundred eighty (180) days prior to the expiration of the of year twenty (20) of the Operating Period to attempt to agree on the Royalty Percentages for years twenty-one (21) through fifty (50) of the Operating Period; provided however, the Royalty Percentages for years twenty-one (21) through thirty (30) of the Operating Period will not be less than six and one-half percent (6.50%) of Gross Revenue and will not be greater than seven and one-half (7.50%) of Gross Revenue. If the Parties are unable to agree within sixty (60) days after such meeting or if the Parties fail to meet within the applicable time period, then the Royalty Percentages will be determined by an independent wind power consultant reasonably acceptable to both Parties. Such consultant shall have at least five (5) years experience with wind power projects constructed in the state in which the Project is located, not have been an employee of or consultant to either Party, and not have any financial interest in

or derived from the Project or the Property (a "Consultant"). The Consultant shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of fair market rent, but any such consultation shall be made in the presence of both Parties with full right on their part to cross-examine. The Consultant shall have no authority to modify any provisions of this Agreement, including decreasing the compensation paid to Owner as provided herein. The Parties will bear the Consultant's costs equally. The Consultant will endeavor to complete his determination prior to the expiration of year twenty (20) of the Operating Period. If, for any reason, the Consultant cannot complete his determination by the expiration of year twenty (20) of the Operation Period, then the Royalty Percentage in place during year twenty (20) will remain in effect until a final determination is made. Once a final determination is made the Royalty Percentages will apply retroactively as of the start of year twenty-one (21) of the Operating Period. If necessary, a payment will be made within sixty (60) days of the final determination to compensate for any change in the Royalty Percentages. If the Parties cannot agree on a Consultant within thirty (30) days, then either Party may submit the matter to an arbitrator for the purpose of appointing a Consultant. All fees (excluding each Parties' legal fees) relating to the arbitration will be split equally between the Parties.

5.5 Met Tower Fee; Substation Fee; and, Transmission Fee. On January 15th of each year during the Term, Grantee will pay Owner the Met Tower Fee, as applicable. The Met Tower Fee for a partial year will be prorated based on the number of days elapsed during any such partial year, and Grantee may offset any unused portion of such fee against any future payments payable by Grantee to Owner. Grantee will pay the Substation Fee and Transmission Fee, as applicable, within thirty (30) days after the completion of construction of any substation and/or transmission facilities installed on the Property by Grantee.

5.6 Crop damage. For crops destroyed or lost due to the Operations, Grantee will compensate Owner as calculated below, but in no case will Grantee be required to pay more than a single, total crop loss in any one crop year, and no additional, subsequent payments will be due in later years for portions of the Property occupied by Wind Systems. Damages for destruction or loss of existing crops will be calculated using the following formula: Unit Price x Unit Yield Per Acre x Acres Damaged = Damages. Unit Price will be based on the average of the last previous March 1st and September 1st prices for that crop as listed on the Chicago Board of Trade or other equivalent trading market. Yield will be the average of the previous three (3) years' yield according to Owner's records for the smallest parcel of land that includes the damaged area. If Owner does not have yield records available, the parties will use FSA records or other commonly used yield information available for the area. The parties will try in good faith to agree to the extent of damage and acreage affected. If they cannot agree, they will promptly have the area measured and extent of damage assessed by an impartial party such as a crop insurance adjuster or extension agent. Payment will be made within thirty (30) days after determining the extent of damage.

5.7 Most Favored Nations. If, at any time before the Commercial Operations Date, Grantee enters into a written agreement (e.g. option or lease) with a third party owner of other real property that is or is anticipated to be part of the Project and such agreement contains Evaluation Fees, Installation Fees, Met Tower Fees, Operating Fees, Royalty Percentage, Substation Fee, and/or Transmission Fees ("Offered Terms") that are different from those contained in this Agreement, then within sixty (60) days after execution of the third party agreement, Grantee will offer Owner the Offered Terms. If within thirty (30) days after receipt of the Offered Terms, Owner elects to receive all of the Offered Terms, then the parties will enter an amendment to this Agreement to substitute the Offered Terms to the corresponding terms of this Agreement. Owner will have no right to accept less than all of the Offered Terms. If Owner does not within thirty (30) days after receipt of the Offered Terms notify Grantee that it wants to accept the Offered Terms, then Owner's rights under this Section will terminate and be of no further force or effect.

Section 6. Grantee covenants. Grantee covenants to Owner:

6.1 Compliance with law. During the Term, Grantee will comply in all material respects with all applicable federal, state, and local ordinances, rules, and statutes applicable to the Operations on the Property.

6.2 Liens. During the Term, Grantee will keep the Property free and clear of any liens for equipment, labor, materials, services, and supplies that directly result from the Operations on the Property. Owner will immediately notify Grantee of any liens filed against the Property. If any such lien is filed, Grantee will, within sixty (60) days after it receives notice of the filing, either bond around such lien or establish appropriate reserves for satisfaction of such lien, or otherwise remove such lien from the Property pursuant to applicable law. Provided it bonds around such lien or establishes appropriate reserves, Grantee may engage in legal proceedings challenging such lien(s).

6.3 Payment of taxes and utilities. During the Term, Grantee will pay all taxes attributable to Wind Systems on the Property. Also during the Term, Grantee will pay or reimburse Owner for any increase in real property taxes levied against the Property as a result of such installations or attributable to a reclassification of the Property as a result of this Agreement. It is a condition to Owner's right to payment or reimbursement under this Section that Owner submit the tax bill to Grantee within twenty (20) days after Owner receives the bill from the taxing authority. Grantee may pay its portion of such taxes directly to the taxing authority. Owner and Grantee will jointly use commercially reasonable efforts to cause the Property not to be reclassified from its classification in place as of the Effective Date. Grantee and Owner will use commercially reasonable efforts to cause the assessor for the jurisdiction levying taxes to issue a separate parcel number for such Wind Systems and to cause the assessor to issue separate tax bills to Owner and Grantee. With respect to any taxes for which it is responsible, Grantee may contest the validity and/or amount of such taxes; provided that if such taxes create a lien on the Property, then Grantee may only contest such taxes if the proceeding in which it contests such taxes operates to prevent or stay their collection or Grantee removes any such lien by bonding or otherwise. Owner will reasonably assist Grantee in contesting the validity or amount of any such contested taxes, including joining in the signing of any protests or pleading that Grantee may deem advisable to file.
During the Term, Grantee will pay when due all charges for utilities used by Grantee on the Property.

6.4 Hazardous materials. Grantee will not dispose of, release, store, or use on the Property or cause or permit to be disposed of, released, stored, or used on the Property in connection with the Operations any substance defined as hazardous in any federal, state or local law, statute or ordinance, except in such quantities as may be required in normal Operations and only if such use is in compliance with applicable law.

6.5 Agricultural activities. In connection with Operations on the Property, Grantee will take reasonable efforts not to interfere with Owner's agricultural activities on the Property; provided, however, the Parties acknowledge and agree the Operations will affect Owner's activities on the Property, particularly during installation, maintenance, and repair, including preventing Owner's operations on those portions of the Property on which Wind Systems are located.

6.6 Gates. Grantee will promptly close and secure all gates Grantee passes through in connection with the Operations. At Owner's request, Grantee will keep all such gates locked using locking devices reasonably acceptable to Owner, except during periods of installation, maintenance, or repair. If Grantee must cut an opening in an existing fence in connection with its Operations, Grantee will install a gate and/or cattle guard (as requested by Owner) across such opening of a type and with such locking devices as are reasonably acceptable to Owner. Owner will receive a copy of all codes, keys, or other mechanisms necessary to open any locking devices installed on gates or guards used or installed by Grantee.

6.7 Excess soil. At Owner's request Grantee will pile any removed soil at a location on the Property specified by Owner; provided such location is reasonably close to the location on the Property from which it was removed. Further, at Owner's request Grantee will use reasonable efforts to pile topsoil and non-topsoil in two separate piles.

6.8 Operations. Grantee will conduct the Operations in accordance with generally accepted industry standards applicable to wind energy facilities.

Section 7. Owner covenants. Owner covenants, represents, and warrants to Grantee:

7.1 Title to Property. As of the Effective Date and as of the date of recording of the Memorandum (defined below), Owner owns the entire Property in fee simple, subject to no deeds of trust, encumbrances, leases (including mineral leases), liens, mortgages, options, rights of refusal, sales contracts, security interests, or other interests in the Property ("Interests") or in any other property adjacent to the Property that could interfere with the Monitoring Activities or Operations, except as disclosed by Owner in Exhibit B. Owner will use commercially reasonable efforts, upon Grantee's written request, to assist Grantee in obtaining the subordination of all Interests that predate the Effective Date (known or unknown, recorded or otherwise) including those referenced in Exhibit B. Owner and each person signing this Agreement on behalf of Owner have the full and unrestricted power and authority to execute and deliver this Agreement. All persons having any ownership or possessory interest in the Property (including spouses) have signed this Agreement. Each spouse signing this Agreement agrees any rights of community property, contribution, dower, homestead, and the like will be subject and subordinate to this Agreement and the rights granted by this Agreement. Owner (and each spouse signing this Agreement) by this Agreement releases and waives all rights under and by virtue of any applicable homestead exemption laws as to the rights granted under this Agreement. Owner has obtained all necessary consents and approvals to Owner's execution of this Agreement from all persons that have any Interests in all or part of the Property or whose consent or approval is required.

7.2 No adverse claims or circumstances related to the Property. There are no pending or threatened condemnation or similar proceedings, administrative proceedings, claims, lawsuits, legal proceedings, or any other matters, that could reasonably be expected to have an adverse affect on Owner's ownership of the Property or on the ability to Operate for the duration of the Term, and no circumstances exist that could be reasonably expected to limit or otherwise adversely affect or interfere with the Operations for the duration of the Term. Owner will immediately notify Grantee of any matters described in this Section (threatened or otherwise) of which Owner becomes aware. There are no abandoned wells, hazardous materials, or solid waste disposal sites on or under the Property. There are not now and never have been underground storage tanks under the Property. If any such underground storage tank is discovered, Owner will be considered to be the exclusive owner of such tank and will be solely responsible for registering and removing such tank and remediating any release from it in compliance with all legal requirements.

7.3 Quiet enjoyment; no interference. During the Term, Grantee will have the exclusive quiet use and enjoyment of the Property in accordance with the terms of this Agreement, without any claim, interference, suit, or trouble of any kind by Owner or any party claiming by or through Owner. Owner will not use and will not allow use of the Property for any purpose that in any way interferes with the wind flow across the Property and will not take or permit any action on or off the Property that interferes with or is incompatible with the Monitoring Activities or Operations. Owner may rebuild, reconstruct, or replace any improvement in existence on the Property on the Effective Date in the same or substantially the same form and location as such improvement existed on the Effective Date, and Owner may construct, locate, rebuild, or replace new improvement(s) on the Property, provided that any such improvement(s) will not (a) interfere with or impair the free, natural, and unobstructed accessibility, availability, direction, flow, frequency, or speed of air or wind across or over the Property, (b) interfere with or obstruct the Operations (whether on the Property, or otherwise), (c) impede or obstruct Grantee's access to the Wind Systems on or off the Property, and (d) be closer than one thousand feet (1000) to any existing or contemplated Wind Systems. Under no circumstances during the Term will Owner build, construct, or locate or allow others to build, construct, or locate any power generation equipment (including but not limited to Wind Systems) on the Property. Under no circumstances during the Term will Owner grant any third party any rights to evaluate or develop the Property for renewable energy (e.g. solar or wind) purposes.

7.4 Hazardous materials. During the Term, Owner will not dispose of, release, store, or use on the Property or cause or permit to exist or be disposed of, released, stored, or used on the Property any substance defined as hazardous in any federal, state or local law, statute or ordinance, except in such

quantities as may be required in its agricultural use of the Property and only if such use is not harmful to Grantee or its agents, contractors, employees, or invitees and is in compliance with all applicable laws. Owner will give Grantee no less than five (5) days notice before conducting any spraying operations on the Property or on Owner's neighboring property, which notice will include the date and time of the application and identification of the substance to be applied. Further, Owner will immediately notify Grantee of any action or claim against Owner related to its use of any hazardous material or of any notice of any such action or claim or investigation related to its use of any hazardous material.

7.5 Impact of Wind Systems. Owner acknowledges and understands Wind Systems located on the Property or on other property and/or that overhang the Property may cast shadows or flicker onto the Property, impact the view on, from, and of the Property, and/or otherwise cause visual effects and may also cause or emit air turbulence, electromagnetic fields, frequency interference, noise, stray voltage, vibration, and wake and other effects common to wind energy projects. For the Operating Period, Owner conveys and grants Grantee easements for the cause and generation of such effects and waives any claims related to such effects and will hold harmless Grantee from and against any such claims. Owner will not assert the Wind Systems (whether on the Property, or otherwise) constitute a nuisance or bring an action or claim asserting the Wind Systems constitute a nuisance or based on any of the effects described in this Section.

7.6 Owner Interests; taxes and utilities. Owner will not permit the Property to be burdened or encumbered by any Interests, except for those Interests consented to in writing by Grantee or in existence as of the Effective Date and listed in Exhibit B. Any such other Interests are void ab initio. As a condition to its consent to any Interest Owner grants in the Property, Grantee may require such Interest-holder execute a non-disturbance agreement that will provide, among other things, that the Interest-holder will (a) not disturb or interfere with Grantee's rights under this Agreement, (b) subordinate its rights to Grantee's rights under this Agreement, and (c) not terminate its non-disturbance agreement with Grantee so long as Owner is not entitled to terminate this Agreement. Owner will pay as and when due all amounts Owner (or any person acting on behalf of, by, or through Owner) owes for or connection with any assessments, Interests, services, taxes, or utilities related to the Property and/or that may create an Interest in the Property, failing which Grantee may pay such amounts and as set forth below offset such paid amounts against other amounts due from Grantee to Owner under this Agreement. The Property is not subject to any real property tax exemption that could result in any roll back or retroactive taxes being assessed against it.

7.7 Requirements of governmental agencies; cooperation. Owner authorizes Grantee to obtain and will assist and fully cooperate with Grantee, at no out-of-pocket expense to Owner, in complying with or obtaining any land use permits and approvals, tax-incentive or tax-abatement program approvals, building permits, environmental impact reviews, or any other permits or approvals (including rezoning or waivers or variances) required for the development or financing of the Project or the Operations, including execution of applications for such permits or approvals if required. In connection with any applications for such approvals, Owner will at Grantee's request support such application at any administrative, judicial or legislative level. Owner will not oppose any such applications.

7.8 Hunting. Owner reserves the right to hunt or to allow its invitees and licensees to hunt on the Property, provided such hunting is done in a safe manner and does not interfere with Grantee's use of the Property, damage any Wind Systems, or endanger or injure any of Grantee's agents, contractors, invitees, or personnel or property belonging to Grantee or to Grantee's agents, contractors, invitees, or personnel. If Owner authorizes hunting, Owner will indemnify Grantee from any such damage, injury, or interference caused by such hunting. Notwithstanding the foregoing, Owner will not permit hunting during construction, maintenance, or repair of Wind Systems. Owner will include this Section of this Agreement in all agreements granting hunting rights on the Property or on any of Owner's neighboring property.

7.9 Brokers. Except for counsel, Owner has had no consultations, dealings, or negotiations with any broker or other person in connection with this Agreement.

7.10 Lien waiver. Owner waives any and all lien rights it may now or later have in the Wind Systems.

Section 8. Indemnification and insurance.

8.1 Indemnification. Each Party (an "Indemnifying Party") will defend, hold harmless, and indemnify the other Party and such other Party's agents, contractors, employees, invitees, licensees, Lenders, mortgagees, officers, and permittees (each an "Indemnified Party") against any and all claims, damages, expenses, losses, and other liabilities, including, without limitation, reasonable attorneys' fees, resulting from or arising out of (a) any actions of the Indemnifying Party or the Indemnifying Party's agents, contractors, employees, invitees, licensees, or permittees, on the Property, (b) any negligent act or negligent failure to act on the part of the Indemnifying Party or the Indemnifying Party's agents, contractors, employees, invitees, licensees, or permittees, or (c) any breach of this Agreement by the Indemnifying Party; provided, however, the Indemnifying Party will not be liable to the Indemnified Party for consequential damages (such as, but not limited to lost profits) or exemplary or punitive damages that may be claimed by the Indemnified Party. The foregoing limitation on consequential damages will not apply to the extent of an Indemnifying Party's liability for consequential damages to a third party and for which the Indemnifying Party is liable under this Section. This indemnification will survive the termination of this Agreement, but will not extend beyond the applicable statute(s) of limitations. This indemnification will not apply to claims, damages, expenses, losses, and other liabilities to the extent caused by the negligent or willful act or omission on the part of the Indemnified Party.

8.2 Insurance. Grantee will maintain liability insurance covering the Operations on the Property and will cause Owner to be named as an additional insured. Such coverage will have a minimum combined occurrence and annual limitation of one million dollars ($1,000,000.00) during the Evaluation Period and two million dollars ($2,000,000.00) during the Operating Period, provided that such amount may be provided as part of a blanket policy covering other properties. Grantee will supply Owner with such certificates and other evidence of this insurance as Owner may reasonably request.

Section 9. Assignment; Lender protection

9.1 Assignment. Grantee may, without notice to Owner and without Owner's consent, assign, encumber, convey, grant co-easements or sub-easements to, lease, license, mortgage, pledge, sell, sublease, and/or transfer any or all of its interests or rights in this Agreement, the easements, the Property, or the Wind Systems on or off the Property (in each case, an "Assignment") to one or more assignees. Grantee will give Owner notice of any Assignment (including the address and name of the assignee), provided that failure to give such notice will not constitute a default under this Agreement but rather will only have the effect of not binding Owner with respect to such Assignment until such notice has been given. No Assignment will release the assignor from its obligations under this Agreement unless and until such Assignment is to the entirety of this Agreement (in which case Grantee will have no further liability or obligations under this Agreement), and all liability under this Agreement accruing after the date of such Assignment is assumed by the assignee. As an alternative to any Assignment, Owner will, if requested by Grantee, grant separate easements or leases to such assignees, containing terms substantially similar to those set forth in this Agreement.

9.2 Lender protection. Grantee may, at any time and without the consent of Owner, grant to any entity or person (together with that entity or person's successors and assigns, a "Lender") one or more collateral assignments, liens, and/or security interests in all or any part of its interests or rights under this Agreement (a "Mortgage"). If any Mortgage is granted, the Lender will, for so long as its Mortgage is in effect, be entitled to the protections and rights described in this Section 9.

9.3 Consent to modification, surrender, or termination. So long as any Mortgage is in effect, this Agreement will not be modified, and Owner will not accept a surrender of any of the Property or a release or termination of all or part of this Agreement before expiration of the Term, including any renewal terms, without the prior, written consent of all Lenders.

9.4 Notice of default; opportunity to cure. As a precondition to exercising any rights or remedies for any alleged default under this Agreement, Owner will give notice of the default to each Lender at the same time as its delivery of such notice to Grantee, specifying in detail the alleged default and the required remedy. If Owner gives any such notice, the following provisions will apply:

(a) The Lender will have the same period after receipt of the default notice as is given to Grantee to cure the default plus, in each instance, (i) an additional sixty (60) days in the event of any monetary default (meaning any failure to pay when due any insurance premiums, rent, taxes, or other monetary obligation under this Agreement); and (ii) an additional sixty (60) days in the event of any other type of default, provided that such additional sixty (60) day period will be extended for the time reasonably required to complete such cure, including the time required for the Lender to perfect its right to cure such default by obtaining possession of the Property (including possession by a receiver) or by instituting foreclosure proceedings, provided the Lender acts with continuous and reasonable diligence. If Grantee or any Lender is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction over any bankruptcy or insolvency proceeding involving Grantee from starting or prosecuting the proceedings described above, the sixty (60)-day period specified above for starting such proceeding will be extended for the period of such prohibition. Lenders will have the absolute right (but not the obligation, except as otherwise provided for under this Agreement) to do any act or thing required to be performed by Grantee under this Agreement, and any such act or thing performed by a Lender will be as effective to prevent a default under this Agreement and/or a forfeiture of any rights under this Agreement as if performed by Grantee.

(b) During any period of possession of the Property by a Lender (or a receiver requested by such Lender) and/or during the period of any foreclosure proceedings instituted by a Lender, the Lender will pay or cause to be paid the rent and all other monetary charges payable by Grantee that have accrued and are unpaid at the start of such period and those that accrue thereafter during such period. Following acquisition of Grantee's interest under this Agreement by the Lender or its assignee or designee as a result of foreclosure or assignment in lieu of foreclosure, or by a purchaser at a foreclosure sale, this Agreement will continue in full force and effect and the Lender or other party acquiring title to the leasehold estate will, as promptly as reasonably possible, start the cure of all other defaults under this Agreement and thereafter diligently process such cure to completion, whereupon Owner's right to terminate this Agreement based upon such defaults will be deemed waived; provided, however, the Lender or other party acquiring title to the leasehold estate will not be required to cure those defaults that are not reasonably susceptible of being cured or performed by such party ("Non-curable Defaults"). Non-curable defaults will be deemed waived by Owner upon completion of foreclosure proceedings or acquisition of Grantee's interest in this Agreement by such party.

(c) Upon the sale or other transfer of the interests acquired pursuant to foreclosure or assignment in lieu of foreclosure, the Lender or other acquiring party will have no further duties or obligations under this Agreement. Neither the bankruptcy nor the insolvency of Grantee will be grounds for terminating this Agreement as long as the rent and all other monetary charges payable by Grantee under this Agreement are paid by the Lender in accordance with this Agreement. Nothing herein will be construed to extend this Agreement beyond the Term or to require a Lender to continue foreclosure proceedings after the default has been cured. If the default is cured and the Lender discontinues foreclosure proceedings, this Agreement will continue in full force and effect.

9.5 New Agreement.

(a) If this Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding or this Agreement is terminated as a result of any incurable default or as a

result of any default, foreclosure or assignment in lieu of foreclosure, or bankruptcy, insolvency or appointment of a receiver in bankruptcy, and within one hundred twenty (120) days after such rejection or termination Grantee or any Lender will have arranged to the reasonable satisfaction of Owner for the cure of all defaults that are not Non-curable Defaults (including the payment of all fees or other charges due and payable by Grantee as of the date of such rejection or termination), then Owner will execute and deliver to Grantee or such Lender (or its designee), as the case may be, a new Agreement for the Property that (a) will be for a term equal to the remainder of the Term of this Agreement before giving effect to such rejection or termination, (bi) will contain the same covenants, agreements, terms, provisions and limitations as this Agreement (except for any requirements that have been fulfilled by Grantee before the rejection or termination of this Agreement and any Non-curable Defaults), (c) will enjoy the same priority as this Agreement over any encumbrance, lien or other interest created by Owner, and (d) will include that portion of the Wind Systems in which Grantee had an interest on the date of rejection or termination. The provisions of this Section will survive the termination or rejection of this Agreement and will continue in effect thereafter and, from the effective date of termination to the date of execution and delivery of such new agreement, such Lender (or its designee) obtaining the new agreement may use and enjoy the Property without hindrance by Owner or any person claiming by, through or under Owner, provided that all of the conditions for a new agreement as set forth in this Section are complied with.

(b) No payment made to Owner by any Lender will constitute an agreement that such payment was, in fact, due under the terms of this Agreement or a waiver of the Lender's rights with respect to any improper, mistaken, or wrongful notice or demand with respect to such payment.

9.6 Estoppel certificates, etc. Owner will execute such estoppel certificates (certifying as to such matters as Grantee may reasonably request, including that no default then exists under this Agreement) and/or consents to assignment and/or non-disturbance agreements (including regarding other property as to which Owner or its affiliates may have lease, use or other rights) as Grantee or any Lender may reasonably request from time to time. Owner will cooperate in amending this Agreement from time to time to include any provision that may be reasonably requested by Grantee or any Lender for the purpose of implementing the terms and conditions contained in this Agreement or of preserving a Lender's security interest, at no out-of-pocket cost to Owner.

9.7 No merger. There will be no merger of this Agreement, or of the interests created by this Agreement, with the fee estate in the Property by reason of the fact that this Agreement or any such interests may be held, directly or indirectly, by or for the account of any person or persons who will own the fee estate or any interest in it, and no such merger will occur unless and until all persons at the time having an interest in the fee estate in the Property, and all persons (including Lenders) having an interest in or under this Agreement and any portion of the fee estate will join in a written instrument effecting such merger and will duly record the same.

9.8 Separability. Grantee may use the Property in connection with the Project or Grantee may divide the Property between two or more separate collections of associated Wind Systems Operated on the Property and/or on other lands in the general vicinity of the Property by or on behalf of Grantee or an affiliate as an integrated energy generating and delivery system. If Grantee elects to so divide the Property into two or more projects, then Owner will, within thirty (30) days after request from Grantee, and without demanding any additional consideration, bifurcate this Agreement and the rights granted in this Agreement by entering into and delivering to Grantee two or more stand-alone new agreements (which will supersede and replace this Agreement) that provide Grantee with separate estates in different portions of the Property, as designated by Grantee. Each such new agreement will: (a) specify the portion(s) of the Property to be covered by it, (b) contain the same terms and conditions as this Agreement (except for any requirements that have been fulfilled by Grantee or any other person or entity before the execution of such new agreements, and except for any modifications that may be required to

ensure that each Party's combined obligations under such new agreements do not exceed such Party's obligations under this Agreement) and be in a form reasonably acceptable to Grantee; (c) be for a term equal to the remaining Term of this Agreement; (d) contain a grant of access, communications, transmission and other rights for the benefit of each of the bifurcated estates, covering such portion or portions of the Property outside of the benefited estate in each case as Grantee may designate; (e) require payment to Owner of only acreage-proportionate Evaluation Fees (which under all such new agreements will in the aggregate not exceed the amounts that are due under this Agreement); and (f) enjoy the same priority as this Agreement over any lien, encumbrance or other interest against the Property. Further, notwithstanding any other provision of this Agreement, (a) in the event of any uncured default under any such new agreement, such event of default will not affect, or cause a termination of, any other such new agreement or any rights or interests granted under any other such new agreement and (b) in the event of a termination of any such new agreement, the remaining new agreements and all rights granted under such new agreements, including all rights affecting any portions of the Property (regardless of whether such portions of the Property are part of or outside the benefited estate), will remain in full force and effect without any further compensation due Owner.

Section 10. Condemnation. If condemnation or eminent domain proceedings are started against all or any part of the Property (or against other property that is part of the Project) and the proposed use and taking of such Property would adversely affect or prevent the Operations on the Property, the parties will either amend this Agreement to reflect any necessary change to the Property or relocation of the Wind Systems that will preserve the benefit and value of the Agreement to Grantee, or, at Grantee's option, this Agreement will terminate in which event neither Party will have any further obligations to the other under this Agreement. All payments made by a condemnor on account of a taking by eminent domain will be Owner's property, except that Grantee will be entitled to the part of the total amount paid or award equal to the sum of the costs of relocating or removing the Wind Systems, plus the amount paid for the loss of any such Wind Systems, plus any value assigned to the use of the Property pursuant to this Agreement (based on the full Term, including renewals, without regard to termination caused by the taking). Grantee may participate in any condemnation proceedings.

Section 11. Termination.

11.1 Grantee's right to terminate. Grantee may terminate this Agreement, as to all or any part of the Property, at any time and/or for any reason, effective upon notice to Owner from Grantee.

11.2 Owner's right to terminate. Subject to Section 9, Owner may terminate this Agreement in the case of a material default under this Agreement by Grantee that remains uncured after sixty (60) days notice from Owner or if cure will take longer than sixty (60) days after notice from Owner and for such longer period as required, provided Grantee initiates steps to cure within such sixty (60) day period and diligently after that continues steps to cure until completion, unless able to do so due to force majeure, as described below.

11.3 Surrender of Property. On the termination of this Agreement, Grantee will deliver to Owner a quitclaim deed as to all of Grantee's interests under this Agreement and will leave, return, and surrender the Property to Owner. Grantee will remove all Wind Systems on the Property (provided that all footings and foundations will be removed to a depth of four (4) feet below the surface of the ground and covered with soil) within one (1) year from the date of termination. Grantee will have a right of access to the Property during such one (1) year period in order to remove the Wind Systems. If Grantee fails to remove the Wind Systems within the time allowed, Owner may remove and sell such Wind Systems, and Grantee will reimburse Owner the cost of such removal, less any salvage value recovered by Owner. If the salvage value exceeds the value of the removal costs, then Owner will pay Grantee such excess.

Section 12. Memorandum of agreement. Concurrently with the execution of this Agreement, the Parties will acknowledge, execute, and record a Memorandum in a form substantially similar to the form attached to this Agreement as Exhibit C ("Memorandum"). Grantee will pay all costs and expenses of recording the Memorandum.

Section 13. Interest in real property. The Parties intend that this Agreement create and this Agreement creates a valid, present and future interest in the Property in favor of Grantee, encumbering the Property and binding each of the Parties and their respective successors, and assigns, and any successor in title to the Property. The burdens of the easements, licenses, and rights contained in this Agreement will run with and against the Property and will be a charge and burden on the Property for the duration of this Agreement and will be binding upon and against Owner and its agents, assigns, employees, heirs, lessees, licensees, mortgagees, permittees, and successors. The easements, licenses, and rights granted under this Agreement will inure to the benefit of Grantee and its agents, assigns, employees, lessees, Lenders, licensees, permittees, and successors. Owner will defend title to the easements, licenses, and rights granted Grantee by this Agreement against any person claiming all or any part of such rights, whether by, through, or under Owner.

Section 14. Ownership of Wind Systems. Owner acknowledges and agrees the Wind Systems and all other equipment and improvements installed on the Property by or on behalf of Grantee are and will remain the exclusive property of Grantee.

Section 15. Miscellaneous

15.1 Attorneys' fees. If a Party brings any action or proceeding for the enforcement, establishment, or protection of any remedy or right under this Agreement or for the interpretation of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys' fees and costs in connection with such action or proceeding.

15.2 Confidentiality. Owner will maintain in confidence all information pertaining to the terms of this Agreement, including but not limited to: the financial terms; payments; and the Operations. The provisions of this Section will survive the termination of this Agreement.

15.3 Counterparts. This Agreement may be executed (and the Memorandum recorded) in counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same instrument. Faxed or electronically stored copies of original signatures will be regarded as originals.

15.4 Dispute resolution. The Parties will attempt amicable resolution of any disputes arising out of or related to this Agreement. If amicable resolution fails, as either Party determines in its sole discretion, then the dispute will be resolved exclusively by arbitration pursuant to the rules and procedures of the American Arbitration Association (the "AAA") conducted pursuant to the laws of the state in which the Property is located and in accordance with the provisions of this Section. Either Party may start arbitration by sending a demand for arbitration to the other Party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought.

The arbitration will be conducted by a panel of three (3) arbitrators, as follows: Within fifteen (15) days after giving demand for arbitration, the Parties will each appoint an arbitrator. Within fifteen (15) days after that, the two (2) Party-appointed arbitrators will appoint a third arbitrator. If the Party-appointed arbitrators do not appoint a third arbitrator within the applicable period, and/or if one of the Parties fails to appoint its Party-appointed arbitrator within the applicable period, then the unappointed arbitrator(s) will be appointed pursuant to the AAA rules and procedures. All decisions made by a majority of the panel of arbitrators (i.e., by two (2) of the three (3) arbitrators) will be binding, conclusive, and final on the Parties. Subject to Section 15.1, each Party will pay (a) the fees and costs of the arbitrator appointed by or for such Party, (b) its own legal fees and other costs of presenting its case to the arbitration panel, (c) one-half of the fees charged by the third arbitrator and the AAA and (d) one-half of the costs and expenses

incurred by the arbitration panel. The arbitration shall take place in the capital city of the state in which the Property is located, unless the Parties otherwise agree.

The arbitrators or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrators' judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction.

Notwithstanding the foregoing, because time is of the essence of this Agreement, the Parties specifically reserve the right to seek a judicial preliminary injunction, specific performance, temporary restraining order or other equitable relief, and hereby grant the arbitrators the right to make a final determination of the Parties' rights, including whether to make permanent or dissolve such court order.

15.5 Entire agreement. This Agreement, together with any attached addenda, exhibits, and schedules contains the entire agreement between the Parties with respect to its subject matter. Any prior agreements, discussions or understandings, oral or written, are superceded by this Agreement and are of no force or effect. No addition or modification of any term or provision of this Agreement will be effective unless set forth in a writing denominated "amendment" and signed by the authorized representatives of the Parties.

15.6 Force majeure. Except as otherwise expressly provided in this Agreement, if the performance of any act required by this Agreement to be performed by a Party is delayed, limited, or prevented by reason of any act of God, strike, lock-out, labor trouble, inability to secure equipment or services, restrictive governmental laws or regulations, or any other cause not the fault of the Party required to perform the act, the time for performance of the act will be extended for a period equivalent to the period of delay and performance of the act during the period of delay will be excused.

15.7 Further assurances. Owner will perform all acts (including but not limited to, executing and delivering amendments, documents, and instruments) as may be necessary to fully give effect to all and each of the intent and purposes of this Agreement, including giving consents to any assignments, encumbrances, pledges, or transfers permitted under this Agreement and executing amendments to this Agreement, as may be required by any Lender or required in connection with the assignment or transfer by Grantee of all or some of its rights under this Agreement.

Without limiting the generality of the foregoing, as Grantee (or a Lender, as the case may be) may in its sole discretion from time to time deem necessary or useful, within ten (10) business days after receipt of a written request, Owner will: (a) enter into any amendment to this Agreement (i) to correct an error in this Agreement, (ii) to give effect to or implement the conditions and terms of this Agreement, (iii) to amend the legal description attached to this Agreement (including by replacing the legal description with a revised description prepared or provided by Grantee's surveyor or title company), (iv) that may be required by any Lender (prospective or otherwise) or in connection with the assignment or other transfer by Grantee of all or some of its rights under this Agreement, (v) to cause this Agreement to comply with all applicable laws, or (vi) if under applicable law Grantee becomes ineligible for any benefit, incentive, or tax credit established by any local, state or federal government and such amendment is necessary to enable Grantee's eligibility for such benefit, incentive, or tax credit; (b) execute and deliver to Grantee any owner's affidavit (or similar document or instrument) reasonably requested by any title company or attorney reviewing title to the Property; (c) enter into any reasonable consent and nondisturbance agreement with any Lender, stating Owner will recognize the rights of the Lender and not disturb Lender's rights to the Property, and stating such other things as such Lender(s) may request; (d) join in any grants for easements or rights-of-way for electric and other public utilities and facilities and any other electric power purpose (including any power transmission line); and, (e) join with Grantee in signing any appeal, petition, pleading, or protest requesting any zoning changes or any approvals, land use permits, variances, and/or waivers.

Without limiting the generality of the foregoing, Owner will not oppose, in any way, whether directly or indirectly, any application by Grantee for any approval, authorization, consent, entitlement, or permit at any administrative, judicial, legislative or other level.

Owner further agrees it will, at any time during the Term within ten (10) business days after a written request from Grantee acknowledge, deliver, and execute a statement in writing certifying this Agreement is unmodified and in full force and effect and that no there are no defaults.

15.8 Headings. The section headings in this Agreement are for the purpose of convenience and reference only and will not limit or otherwise affect in any way the meaning of this Agreement or be used in interpreting any part of this Agreement.

15.9 Interpretation. The Parties agree the provisions and terms of this Agreement embody their mutual intent, and such provisions and terms are not to be construed more liberally in favor of, nor more strictly against, either Party.

15.10 Late payments. Any amounts not timely paid pursuant to this Agreement will accrue interest at the rate of eight percent (8%) per year.

15.11 Law. This Agreement will be interpreted in accordance with the laws of the state in which the Property is located applicable to contracts made and to be performed within such state and without reference to the choice of law principles of such state or of any other state.

15.12 No abandonment. No act or failure to act on the part of Grantee will be deemed to constitute an abandonment or surrender of this Agreement or of any part of it, except upon recordation by Grantee of a termination agreement specifically terminating this Agreement. Without limiting the generality of the foregoing, nonuse of any or all easements or rights granted by this Agreement for any period of time will not prevent Grantee in the future from using any such easement(s) or rights.

15.13 No other covenants, representations, or warranties. Grantee makes no covenants, representations, or warranties, except as expressly set forth in this Agreement. Grantee expressly disclaims any covenant, representation, or warranty that any or any number of wind turbine generators will be located on the Property and/or that any wind turbine generators will result in any revenue other than as expressly set forth in this Agreement. Any estimates, information, projections, or other information regarding the proposed wind energy project that includes the Property are not and will not be deemed to be or include any covenant, representation or warranty of Grantee, its successors or assigns, and Owner acknowledges and agrees Owner is not relying on any such estimates, information, projections, or other information.

15.14 No partnership, joint venture. This Agreement does not create any joint venture, partnership, or other relationship between the Parties, and neither Party will have the power to bind the other except as specifically set forth in this Agreement.

15.15 No third party beneficiaries. Except as otherwise expressly set forth in this Agreement (e.g. regarding Lenders), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and assigns, and the Parties do not intend not intend to confer third-party beneficiary rights upon any other person.

15.16 No waiver. No waiver of any right under this Agreement will be effective for any purpose unless in a writing signed by the Party possessing the right, and no such waiver will be construed to be a waiver of any subsequent provision, right, or term of this Agreement.

15.17 Notices. All notices or other communications required or permitted under this Agreement, including notices to Lender(s), will, unless otherwise provided in this Agreement, be in writing, will be personally delivered, delivered by reputable overnight courier, or sent by registered or certified mail, return receipt

requested, and postage prepaid, addressed to the Parties at the addresses set forth below. Notices personally delivered will be deemed given the day delivered. Notices given by overnight courier will be deemed given on the first business day following the mailing date. Notices mailed as provided in this Section will be deemed given on the third business day following the mailing date. Notices of change of address will be given by written notice in the manner described in this Section.

Owner:

Johnny Eugene Leathers
203 East 3rd Street
Dodd City, TX 75438

Grantee:

Nacel Energy Corporation
600 17th Street, Suite 2800 S
Denver, CO 80202
888-242-5848

15.18 Offset. In the case of an Owner default, Grantee may (but is not obligated to) cure such default and may setoff all sums spent by Grantee in connection with such cure against the payments due from Grantee to Owner under this Agreement.

15.19 Partial invalidity. If any provision or term of this Agreement, or the application of such provision or term to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision or term to person(s) or circumstance(s) other than those to which it is held invalid or unenforceable, will not be affected, and the remaining provisions and terms of this Agreement will remain valid and enforceable to the fullest extent permitted by law.

15.20 Reimbursement. To the extent not already provided for in this Agreement, Grantee will reimburse Owner for all actual, reasonable legal costs and/or fees Owner incurs in connection with any request pursuant to this Agreement by Grantee for the amendment, delivery, execution, exercise, provision, or review of agreements, documents or instruments and/or cooperation or participation in applications, hearings, and/or proceedings; provided, however, such legal costs and fees will not exceed one thousand dollars ($1000.00) in each instance.

15.21 Grantee development efforts. Subject to Section 15.13, Grantee will use reasonable efforts to develop the Property to its maximum potential development, as Grantee determines such maximum potential in its sole discretion.

15.22 Development steps. Subject to equipment availability and permitting and unless this Agreement is terminated sooner, within twelve (12) months after the Effective Date, Grantee will install one or more (as Grantee in its sole discretion determines) meteorological towers on one or more of the "Projects" properties. Within twenty-four (24) months after the Effective Date, and unless this Agreement is terminated sooner, Grantee will file a "Generation Interconnection Request" with the Southwest Power Pool (SPP) and will thereafter (unless this Agreement is terminated) diligently process its interconnection request. Monthly during the Term, Grantee will update Owner on the development status of the Project.

15.23 Additional Owner rights in the case of Grantee Section 11.1 termination. If Grantee terminates the entirety of this Agreement before the end of the Evaluation Period and pursuant to Section 11.1, then Owner may (but will have no obligation to) by written notice to Grantee purchase the following from Grantee, to the extent then owned by Grantee: (a) any meteorological tower(s) on the Property on the

any meteorological tower(s) on the Property during the Evaluation Period until the date of the notice of termination.

Owner will exercise its purchase rights under this Section by delivering a "notice of exercise under Section 15.23" to Grantee within thirty (30) days after receipt of Grantee's notice of termination. Owner's notice will designate those items covered by this Section that Owner wants to purchase. Owner's failure to timely deliver its notice described in this paragraph and designate those items it wants to purchase will be deemed a waiver of Owner's rights under this Section or (in the case of Owner's failure to designate an item) a waiver of Owner's rights with respect to the item(s) not designated.

Within thirty (30) days after receipt of Owner's "notice of exercise under Section 15.23," Grantee will deliver to Owner a list of the items covered by this Section and Grantee's actual cost (without markup and verified by invoice copies) of such items.

Owner will have fifteen (15) days after receipt of Grantee's list of items and associated costs to deliver to Grantee a written list of those items it wants to purchase, along with a check made payable to Grantee or its designee in an amount equal to the full cost of any meteorological tower(s) Grantee listed and that Owner designates for purchase, plus one-half (1/2) of the cost of Grantee's cost for collecting the raw wind data if Owner designates that information for purchase.

Within fifteen (15) days after receipt of Owner's list designating the items it wants to purchase and the amount required, Grantee will deliver the purchased information to Owner.

Any items Owner purchases under this Section will be without warranty of any kind. Owner will defend, indemnify, and hold harmless Grantee from and against any and all claims of every kind, nature, and type related to Owner's purchase and use of the items purchased under this Section.

15.24. Development Steps. If by the third anniversary of the Effective Date, Grantee has not satisfied, as applicable, the following milestones, then the Parties agree, in good faith, to negotiate means for Grantee to satisfy these milestones, and if the Parties are unable to reach such agreement, Grantee will release Owner from the terms of this Agreement:

1. Submitted an application to interconnect to the transmission or distribution system, or apply for a transmission service request, or delivery point application, or take such other comparable steps as required to deliver electricity in commercial quantities;
2. Initiated a wildlife monitoring study; and
3. Initiated a site characterization study for wildlife.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO
WIND PROJECT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Wind Project Agreement as set forth below.

[THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.]

OWNER:

Johnny Eugene Leathers
203 East 3rd Street
Dodd City, TX 75438

By: Johnny E Leathers

Name: JOHNNY E. LEATHERS

SSN: 458-26-7039

STATE OF Texas)
) ss.
COUNTY OF Fannin)

On July 9th, 2009 before me, the undersigned, a Notary Public in and for said County and State, personally appeared Johnny E Leathers, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

Andrea N. Wells
Notary Public
Commission Expires:

NOTARY PUBLIC STATE OF TEXAS
ANDREA N. WELLS
Notary Public
State of Texas
Comm. Expires 02-28-2011

SIGNATURE PAGE TO
WIND PROJECT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Project Agreement as set forth below.

[THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.]

Grantee:

Nacel Energy Corporation
600 17th Street, Suite 2800 S
Denver, CO 80202
888-242-5848

By: Paul Turner
Name: Paul Turner
Title: CEO

STATE OF Arizona)
) ss.
COUNTY OF Maricopa

On August 7, 2009 before me, the undersigned, a Notary Public in and for said County and State personally appeared Paul Turner, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

Notary Public

Jennifer L. Woodruff
Notary Public - Arizona
Maricopa County
My Commission Expires
June 26, 2011

EXHIBIT A

DESCRIPTION OF PROPERTY

THAT CERTAIN REAL PROPERTY LOCATED IN DONLEY COUNTY, TEXAS, DESCRIBED AS:

Being the South one-half of the South one-half of Section 108, Block C-6, Certificate No. 1/150, GC&SR Ry Co Survey, Donley County, Texas, fully described by metes and bounds as follows:

BEGINNING at the Southwest corner of Section 108, Block C-6, Certificate 1/150, GC&SF Ry Co Survey, Donley County, Texas;

THENCE North 0*10' West along fence line a distance of 1312 feet to a stake set for the Northeast corner of this tract;

THENCE West a distance of 5233 feet to a stake in fence line set for the Northwest corner of this tract;

THENCE South 0*31' West along fence line on east side of County road a distance of 1312 feet to corner post for the Southwest corner of this tract;

THENCE East along fence line a distance of 5249 feet to place of beginning, containing 157.85 acres of land, more or less.

AND

All of the East one-half (E/2) of the Southeast one-fourth (SE/4) of Section No. 110, Block C-6, Certificate No. 1/151, Abstract No. 1145, GC&SF Ry. Co. Survey, Donley County, Texas, containing 80 acres of land, more or less.

AND

115 acres of land, more or less, out of the Northeast one-fourth (NE/4) of Section No. 108, Block C-6, Certificate No. 1/150, Abstract No. 1143, GC&SF Ry. Co. Survey, Donley County, Texas, described by metes and bounds as follows:

BEGINNING at the Northeast corner of said Section 108, for the Northeast corner of this tract;

THENCE West with the North line of said section, 632-1/2 yards to the Northeast corner of a 110 acre tract conveyed by J.R. Mace to T.F. Mace, for the Northwest corner of this tract;

THENCE South with the said T.F. Mace East line, 880 yards to his Southeast corner for the Southwest corner of this tract;

THENCE East with the South line of the North one-half of Section 108, 632-1/2 yards to the Southeast corner of said half section for the Southeast corner of this tract;

THENCE North with the East line of said section, 880 yards to the place of BEGINNING.

EXHIBIT B

OWNER LEASES, LICENSES, LIENS, ENCUMBRANCES, ETC.

EXHIBIT C

FORM OF
MEMORANDUM OF AGREEMENT

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED OF RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVERS LICENSE NUMBER.

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

Nacel Energy Corporation
600 17th Street, Suite 2800 S
Denver, CO 80202
888-242-5848

(Space above this line for Recorder's use only)

MEMORANDUM

THIS MEMORANDUM OF AGREEMENT ("Memorandum") is made and entered into as of JULY 9, 2009 by and between Johnny E. Leathers, 203 East 3rd Street, Dodd City, Texas 75438 ("Owner"), and Nacel Energy Corporation, a Wyoming corporation, located at 600 17th Street, Suite 2800 S, Denver, CO 80202 ("Grantee") (Owner and Grantee the "Parties" and each a "Party"), and provides as follows:

WITNESSETH

1. The Parties have entered into a Wind Project Agreement ("Agreement") dated as of JULY 9, 2009 ("Effective Date"). By its terms, the Agreement grants Grantee exclusive rights in and to certain land more particularly described in the attached Exhibit A.

2. The Agreement concerns the development of a wind energy conversion project by Grantee on the Property and/or on other properties within the county, state and/or locality in which the Property is located ("Project").

3. The Agreement consists of two periods – an "Evaluation Period" and an "Operating Period."

The term of the Evaluation Period is five (5) years from the Effective Date, unless terminated earlier per the Agreement. Grantee may extend the Evaluation Period for up to three (3) additional, consecutive one (1) year periods.

The Operating Period starts on the earlier of (a) the date that Grantee gives Owner notice of the start of the Operating Period or (b) the first day that all wind turbines to be installed in the Project deliver electricity in commercial quantities to the power purchaser ("Commercial Operations Date"). The Operating Period continues until thirty (30) years after the Commercial Operations Date, unless terminated earlier per the Agreement, or, if started by delivery of notice from Grantee to Owner, if the Commercial Operations Date is not reached within four (4) years after the date of such notice. Grantee may extend the Operating Period for up to two (2) additional, consecutive ten (10) year periods.

4. By the Agreement, Owner grants Grantee certain exclusive and non-exclusive rights.

For the Evaluation Period, Owner grants Grantee an exclusive lease, license, privilege, and/or right (however is broadest) across, on, over, and under the Property for Grantee and its agents, contractors, employees, lenders, permittees, suppliers, and vendors to access and use the Property for the purpose of performing all actions, studies, and tests related to the evaluation and investigation by Grantee of the suitability of the Property for inclusion in the Project and Grantee's other related business purposes, all as Grantee determines in its sole discretion are necessary or useful, including, without limitation: (a) inspecting and surveying the Property; performing avian studies; performing archaeological and geologic studies and tests; performing environmental studies; and, performing soils studies and tests; and, (b) the operation of equipment for evaluating, measuring, and monitoring wind and weather conditions; conducting evaluations of wind resources; and, conducting meteorological studies and tests.

Also for the Evaluation Period, Owner grants Grantee a non-exclusive lease, license, privilege, and/or right (however is broadest) across, on, and over any and all access routes (whether in the nature of an appurtenance, easement, heridatement, lease, license, privilege, right of entry, or right of way) belonging to, benefiting, or inuring to the benefit of Owner or the Property (whether part of the Property or otherwise) for purposes of ingress and egress to and from the Property and the Project (including to and from other property that is part of the Project).

For the Operating Period, Owner grants Grantee an exclusive easement, lease, license, right, and/or privilege (however is broadest) across, on, over, and under the Property for Grantee and its agents, contractors, employees, lenders , permittees, suppliers, and vendors to access and use the Property for the purpose of access, construction, erection, expansion, installation, maintenance, operation, ownership, relocation, removal, repair, replacement, testing, upgrade, and use of all equipment and improvements for the conversion of wind energy into electricity and/or the transmission of electricity as Grantee determines in its sole discretion are necessary or useful in connection with the Project, including, without limitation: anchors; buildings for guest, maintenance, office, security, and storage purposes; cables; collection facilities; concrete batch plant; concrete pads; electrical transmission lines (above ground and underground, high-voltage, and otherwise); energy storage devices, equipment, and facilities; fences; footings; foundations; interconnection facilities; roads; staging areas; substation facilities; switching facilities; towers; trenches; wires, wind turbines; and, other power production equipment.

Also for the Operating Period, Owner grants Grantee a non-exclusive easement, lease, license, privilege, and/or right (however is broadest) across, on, and over any and all access routes (whether in the nature of an appurtenance, easement, heridatement, lease, license, privilege, right of entry, or right of way) belonging to, benefiting, or inuring to the benefit of Owner or the Property (whether part of the Property or otherwise) for purposes of ingress and egress to and from the Property and the Project (including to and from other property that is part of the Project).

4. The terms, covenants, conditions, limitations and restrictions governing the rights granted are set forth in the Agreement. Without limitation, these include Owner's covenant to not grant any third party any rights to evaluate or develop the Property for renewable energy (e.g. solar or wind) purposes during the Agreement's term.

5. The Parties Grantee have executed and recorded this Memorandum for the purpose of giving record notice of the Agreement and of the exclusive rights and easements it grants Grantee. All of the terms, covenants and conditions regarding the Agreement are more particularly set forth in the Agreement, which is incorporated by this reference. In the event of conflict between the terms and conditions set forth in this Memorandum and the terms and conditions set forth in the Agreement, the terms and conditions of the Agreement will govern and control.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO
MEMORANDUM OF AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Memorandum as of the date set forth above.

OWNER:

Johnny Eugene Leathers
203 East 3rd Street
Dodd City, TX 75438

By: *Johnny E. Leathers*

Name: JOHNNY E. LEATHERS

STATE OF Texas)
) ss.
COUNTY OF Fannin)

On July 9th, 2009, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Johnny E. Leathers, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

Andrea N. Wells
Notary Public

ANDREA N. WELLS
Notary Public
State of Texas
Comm. Expires 02-28-2011

Commission Expires:

SIGNATURE PAGE TO
MEMORANDUM OF AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Memorandum as of the date set forth above.

Grantee:

Nacel Energy Corporation
600 17th Street, Suite 2800 S
Denver, CO 80202
888-242-5848

By: Paul Turner
Name: Paul Turner
Title: CEO

STATE OF Arizona)
) ss.
COUNTY OF Maricopa

On August 7, 2009 before me, the undersigned, a Notary Public in and for said County and State, personally appeared Paul Turner personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the within instrument.

WITNESS my hand and official seal.

Notary Public

Jennifer L. Woodruff
Notary Public - Arizona
Maricopa County
My Commission Expires
June 26, 2011

EXHIBIT A TO
MEMORANDUM OF AGREEMENT

DESCRIPTION OF THE PROPERTY

THAT CERTAIN REAL PROPERTY LOCATED IN DONLEY COUNTY, TEXAS, DESCRIBED AS:

Being the South one-half of the South one-half of Section 108, Block C-6, Certificate No. 1/150, GC&SR Ry Co Survey, Donley County, Texas, fully described by metes and bounds as follows:

BEGINNING at the Southwest corner of Section 108, Block C-6, Certificate 1/150, GC&SF Ry Co Survey, Donley County, Texas;

THENCE North 0°10' West along fence line a distance of 1312 feet to a stake set for the Northeast corner of this tract;

THENCE West a distance of 5233 feet to a stake in fence line set for the Northwest corner of this tract;

THENCE South 0°31' West along fence line on east side of County road a distance of 1312 feet to corner post for the Southwest corner of this tract;

THENCE East along fence line a distance of 5249 feet to place of beginning, containing 157.85 acres of land, more or less.

AND

All of the East one-half (E/2) of the Southeast one-fourth (SE/4) of Section No. 110, Block C-6, Certificate No. 1/151, Abstract No. 1145, GC&SF Ry. Co. Survey, Donley County, Texas, containing 80 acres of land, more or less.

AND

115 acres of land, more or less, out of the Northeast one-fourth (NE/4) of Section No. 108, Block C-6, Certificate No. 1/150, Abstract No. 1143, GC&SF Ry. Co. Survey, Donley County, Texas, described by metes and bounds as follows:

BEGINNING at the Northeast corner of said Section 108, for the Northeast corner of this tract;

THENCE West with the North line of said section, 632-1/2 yards to the Northeast corner of a 110 acre tract conveyed by J.R. Mace to T.F. Mace, for the Northwest corner of this tract;

THENCE South with the said T.F. Mace East line, 880 yards to his Southeast corner for the Southwest corner of this tract;

THENCE East with the South line of the North one-half of Section 108, 632-1/2 yards to the Southeast corner of said half section for the Southeast corner of this tract;

THENCE North with the East line of said section, 880 yards to the place of BEGINNING.